Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Smithfield Foods, Inc., (which we sometimes refer to as “we”, “us”, “Smithfield” or “our company”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

General

Our authorized capital stock consists of 5,000,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. As of March 24, 2025, there were 393,112,711 shares of our common stock outstanding, and no shares of our preferred stock were outstanding.

Common Stock

The following is a summary description of Smithfield’s common stock and does not contain all of the information that may be important to you. This summary is qualified in its entirety by reference to the full text of Smithfield’s amended and restated articles of incorporation, amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit, and the applicable provisions of the Virginia Stock Corporation Act, or the VSCA. As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Smithfield”, “our company”, “we”, “our” and “us” refer to Smithfield Foods, Inc. and not to any of our subsidiaries.

Holders of shares of our common stock are entitled to the rights set forth below.

Voting Rights

Each holder of shares of our common stock is entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our shareholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.

At any meeting of our shareholders, action on a matter, except as otherwise expressly provided by statute, our amended and restated articles of incorporation or our amended and restated bylaws, will be determined by a majority of the votes properly cast for and against such matter. Except as otherwise required by law, a nominee for election as a director will be elected to the board by a plurality of the votes cast with respect to that director’s election.

Dividend Rights

Subject to any preferential rights of any outstanding shares of our preferred stock, each holder of shares of our common stock are entitled to receive ratably dividends or other distributions, if any, as may be declared and paid or set apart for payment from time to time by our board out of any assets legally available for the payment of the dividends or other distributions, but only when and as declared by our board or any authorized committee thereof.

Liquidation, Dissolution and Winding-Up Rights

In the event of a liquidation, dissolution or winding-up of our company, each holder of shares of our common stock are entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of our preferred stock.

Other Rights

Holders of shares of our common stock have no preemptive rights or conversion rights to purchase, subscribe for or otherwise acquire any shares of our common stock or preferred stock or any other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

We do not currently have any preferred stock outstanding. However, our amended and restated articles of incorporation authorizes our board to classify or reclassify one or more classes, or series within a class of preferred stock (including convertible preferred stock), without shareholder action. Our board may determine, with respect to any class or series of preferred stock, the number of shares and the terms, including the preferences, rights and limitations, of that class or series, including, without limitation, voting rights, preferences and the relative, participating, optional or other special rights of the shares of any such class or series and any qualifications, limitations and restrictions thereof.

We may issue a class or series of preferred stock that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of our common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting the payment of dividends or other distributions on our common stock, diluting the voting power of our common stock or subordinating the rights of our common stock to any payment upon a liquidation, dissolution or winding up of our company or other event. The issuance of preferred stock could have the effect of delaying, deferring, impeding or preventing a change of control or other corporate action. As a result of these or other factors, the issuance of shares of one or more classes or series of our preferred stock may have an adverse impact on the market price of our common stock.

Election and Removal of Directors; Vacancies

Our amended and restated articles of incorporation provides that our board is divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of our board will be elected each year. Our amended and restated articles of incorporation provides that any director may be removed for cause or without cause by the affirmative vote of holders of a majority of the voting power of the shares of common stock outstanding and entitled to vote on the election of directors.

Our amended and restated articles of incorporation provides our parent company and controlling shareholder, WH Group Limited, certain rights with respect to the composition of our board. For so long as WH Group owns, in the aggregate, a majority of our then outstanding common stock, WH Group will have the right to designate, for inclusion in the slate of directors nominated by the board for election to our board, a majority of the directors on our board. For the purpose of determining ownership of our common stock, references to WH Group include WH Group, its successors by way of merger or transfer of all or substantially all of its assets, any entity that is 50% beneficially owned by WH Group, and any entity that acquires a majority of our then outstanding shares of common stock directly from any of the foregoing that is a shareholder of our company. Our amended and restated articles of incorporation provides that any vacancies in our board, however created, will be filled by appointment made solely and exclusively by the affirmative vote of a majority of the directors remaining in office, even if less than a quorum of our board, and not by the shareholders. In addition, our amended and restated articles of incorporation provides that any directorship to be filled by reason of an increase in the number of directors on our board may be filled by election by a majority of the directors then in office. In the event that any director designated by WH Group serving on our board ceases to serve as a director, our amended and restated articles of incorporation provides that the resulting vacancy will be filled by our board with a director designated by WH Group. In the event that as a result of any increase in the size of our board, WH Group is entitled to have one or more additional designees elected to our board, our board will appoint the appropriate number of additional directors designated by WH Group. Pursuant to the VSCA, any director appointed by our board to fill a vacancy must stand for election at the next meeting of our shareholders at which directors are elected.

For so long as WH Group continues to own, in the aggregate, a majority of our then outstanding common stock, we may not, without the prior written consent of WH Group, (i) change the number of directors on our board or (ii) remove (other than for cause) the Chair of our board.

At any time during which our board includes a director designated by WH Group who is also an independent director, at least one member of the audit committee of our board will, at the option of WH Group, be a director designated by WH Group, so long as the director meets certain standards for membership on the committee.

Until WH Group ceases to own, in the aggregate, at least 25% of our then outstanding common stock, WH Group will be entitled to designate a number of the total number of directors entitled to serve on each of our compensation committee and nominating and governance committee proportionate to the percentage of our then outstanding common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number, provided that following the date on which WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock, such directors must be independent directors.

Special Shareholder Meetings

Our amended and restated articles of incorporation provides that a special meeting of our shareholders may be called at any time by (1) the Chair of our board, (2) the President, (3) our board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (4) WH Group, up to and until such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock entitled to vote generally in director elections. Our amended and restated articles of incorporation provides that our shareholders will otherwise not have the ability to call a special meeting.

Shareholder Action by Written Consent

Our amended and restated articles of incorporation provides that up to and until such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock entitled to vote generally in director elections, any action required or permitted to be taken at any annual or special meeting of our shareholders may be taken by written consent by holders of the requisite number of voting shares without a duly called annual or special meeting of our shareholders.

Requirements for Advance Notification of Shareholder Proposals

Our amended and restated bylaws provides for advance notice procedures for business (including any nominations for director) to be properly brought by a shareholder before an annual or special meeting of our shareholders. In general, any such notice must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, or in the event that no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the proposing shareholder to be timely must be received not later than the 10th day following the day on which public announcement of such meeting is first made.

In addition, our amended and restated bylaws requires that, in order to submit a nomination for director, a shareholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies, as well as comply with requirements regarding the form and content of a shareholder’s notice and provide other information that we require in connection with shareholder proposals, director nominations and solicitations of proxies.

No Cumulative Voting

The VSCA provides that shareholders of a company do not have the right to cumulate votes in the election of directors unless the articles of incorporation of the company provide otherwise. Our amended and restated articles of incorporation do not provide for cumulative voting.

Anti-Takeover Provisions

Our amended and restated articles of incorporation, our amended and restated bylaws and the VSCA contain provisions that may have the effect of impeding the acquisition of control of us by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our board. These provisions may reduce, or have the effect of reducing, our vulnerability to coercive takeover practices and inadequate takeover bids.

The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of common stock. In addition, these provisions may make it more difficult for our shareholders to remove our board or management, should they choose to do so.

Undesignated Preferred Stock

The authority that our board will possess to issue preferred stock, as described under “—Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. Our board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of our common stock.

Virginia Anti-takeover Statutes

Affiliated Transactions Statute

The VSCA contains provisions governing affiliated transactions. An affiliated transaction generally is defined as any of the following transactions:

•a merger, a share exchange, certain dispositions of corporate assets not in the ordinary course of business to or with an interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares), or any material guarantee of any indebtedness of any interested shareholder;
•certain sales or other dispositions of the corporation’s voting shares or any of the corporation’s subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;
•any dissolution, domestication or conversion of the corporation proposed by or on behalf of an interested shareholder; or
•any reclassification, including reverse stock splits, recapitalization, merger of the corporation with any of its subsidiaries, distribution or other transaction that increases the percentage of outstanding voting shares owned beneficially by any interested shareholder by more than 5%.
In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with an interested shareholder for a period of three years following the date that such person became an interested shareholder unless:

•a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or
•before the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.
After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of two thirds of the voting shares, other than the shares beneficially owned by the interested shareholder or approved by a majority of the disinterested directors. For purposes of the affiliated transactions provisions, a “disinterested director” means (i) any member of the board who was a director before the applicable person became an interested shareholder and (ii) any member of the board who was recommended for election, or who was elected to fill a vacancy, by a majority of the disinterested directors then on the board.

The shareholders of a Virginia corporation may include a provision in the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions provisions. Our amended and restated articles of incorporation contains a provision opting out of the affiliated transactions provisions; however, our amended and restated articles of incorporation also includes a provision containing substantially similar restrictions as the affiliated transactions provisions, except that (i) any member of WH Group and (ii) any “group,” as contemplated under Rule 13d-5 of the Exchange Act of 1934, as amended, or the Exchange Act, (or any successor provision), and any member of any such group, to which any member of WH Group is a party will not be “interested shareholders.”

Control Share Acquisitions Statute

The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20 percent, 33 1/3 percent or more than 50 percent) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•the voting rights are granted by a majority of all the votes which could be cast on the election of directors, other than those held by the acquiring person or any officer or employee director of the corporation; or
•the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.
If requested by the acquiring person, the corporation shall call a special meeting of the shareholders to be held within 50 days of the corporation’s receipt of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If authorized by the corporation’s articles of incorporation or bylaws and voting rights are not granted, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The VSCA law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Our amended and restated articles of incorporation contains a provision opting out of the control share acquisition provisions.

Classified Board

Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Amendment of the Articles of Incorporation

Our amended and restated articles of incorporation provides that, subject to the rights of any preferred shares then outstanding or as otherwise required by applicable law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of common stock of our company entitled to vote thereon shall be required to amend or alter our amended and restated articles of incorporation.

Amendment of Bylaws

Our amended and restated articles of incorporation provides that our amended and restated bylaws may be amended or repealed by (1) the affirmative vote of a majority of our board, subject to certain limits set forth in the VSCA, or (2) the affirmative vote of the holders of a majority of the outstanding shares of capital stock.

Conflicts of Interest; Business Opportunities

In order to address potential conflicts of interest between us and WH Group, our amended and restated articles of incorporation includes provisions eliminating, to the fullest extent permitted by Virginia law, any duty of WH Group or its affiliates or any of our directors, officers and employees who are also directors, officers or employees of WH Group or its affiliates to offer us the right to have or participate in any business opportunities before they may pursue or take such business opportunity, in each case so long as such business opportunity was not expressly offered to such person solely in his or her capacity as our director, officer or employee. These provisions generally recognize that we and WH Group may engage in the same or similar business activities and lines of business or have an interest in the same areas of business opportunities and that we and WH Group will continue to have contractual and business relations with each other.

Limitation of Liability, Indemnification of Directors and Officers and Insurance

The VSCA authorizes corporations to include provisions in the articles of incorporation or a shareholder-approved bylaw that limit or eliminate the personal liability of directors or officers to corporations and their shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or federal or state securities law. Our amended and restated articles of incorporation eliminates director and officer liability to the fullest extent permitted by Virginia law. Our amended and restated articles of incorporation includes provisions that require us to indemnify our directors and officers who are or become a party to any threatened, pending or completed proceeding (including a derivative proceeding by or in the right of the company) due to their status as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be, except to the extent they engaged in willful misconduct or a knowing violation of the criminal law. Our amended and restated articles of incorporation also provides that we must advance reasonable expenses to our directors and officers in connection with any threatened or pending proceeding, subject to certain exceptions and subject to our receipt of an undertaking from the indemnified party as may be required under the VSCA. Our amended and restated articles of incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect us and our directors, officers and certain employees against some liabilities.

The limitation of liability, indemnification and expense advancement provisions that are in our amended and restated articles of incorporation may discourage shareholders from bringing lawsuits against our directors and officers. These provisions may also have the effect of discouraging or reducing the likelihood of a derivative proceeding against our directors and officers, even though such a proceeding, if successful, might otherwise benefit us and our shareholders. However, the limitation of liability provisions will not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission. The limitation of liability, indemnification and expense advancement provisions that will be in our amended and restated articles of incorporation will not alter the liability of directors and officers under the federal securities laws. To the extent that, in any lawsuit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions, we have entered into separate indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify them to the fullest extent permitted by Virginia law.

Exclusive Forum

Our amended and restated bylaws provides, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Richmond Division, will be the sole and exclusive forum for:

•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a duty owed by any of our directors, officers or shareholders to us or our shareholders;
•any action asserting a claim arising pursuant to the VSCA, our amended and restated articles of incorporation or our amended and restated bylaws; or
•any action asserting a claim governed by the internal affairs doctrine.
However, if the United States District Court for the Eastern District of Virginia, Richmond Division, does not have jurisdiction over any such action, the action shall be brought instead in the Circuit Court of Henrico County, Virginia.

In addition, our amended and restated bylaws provides that the foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated bylaws provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act. There is uncertainty as to whether a court will enforce such provisions. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our shareholders cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.

These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the Commonwealth of Virginia, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with us or our current or former directors, officers or shareholders, which in each case may discourage such lawsuits with respect to such claims.

Shareholders Agreement

We have entered into a shareholders agreement with WH Group. Under the shareholders agreement, WH Group is entitled to nominate WH Group designees and have them serve on various committees of our board as provided in the amended and restated articles of incorporation and is entitled to various other rights.

Listing

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “SFD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.